Exhibit 99.1

FOR IMMEDIATE RELEASE

CKX, Inc
Sean Cassidy
212-981-5233

Ed Tagliaferri
212-981-5182

Robert Zimmerman
212-981-5118

CKX ENTERS INTO
$125 MILLION REVOLVING CREDIT FACILITY

New York, N.Y. (May 25, 2006) — CKX, Inc., (NASDAQ: CKXE) announced today that it has entered into a $125 million revolving credit agreement with a group of lenders led by Bear, Stearns & Co. Inc., including UBS Securities LLC, The Bank of New York, Lehman Commercial Paper, Inc. and Credit Suisse. The revolving credit facility replaces the Company’s previous $50 million financing commitment. Although the Company has not drawn on the revolving credit facility, loans under the credit facility are available to the Company for general corporate purposes and to finance future acquisitions and joint ventures.

“We are pleased to announce this revolving credit facility as the first step in establishing the debt portion of CKX’s permanent capital structure, which we anticipate will also include term loans, debt securities or other long-term debt arrangements,” said Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX. “Our plan for the Company continues to include opportunistic acquisitions and it is important that we maintain significant capital availability.”

About CKX, Inc.

CKX, Inc., a company controlled by Robert F.X. Sillerman and affiliates, is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and the proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. CKX plans to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, acquisitions or dispositions of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by CKX, Inc. with the Securities and Exchange Commission. CKX, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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